Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors

FMC Corporation:

We consent to the use of our report dated February 14, 2003, with respect to the consolidated balance sheets of FMC Corporation and consolidated subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, cash flows and changes in stockholders’ equity for each of the years in the three year period ended December 31, 2002, incorporated herein by reference.

Our report dated February 14, 2003, on the consolidated financial statements of FMC Corporation and consolidated subsidiaries as of and for the year ended December 31, 2002, contains an explanatory paragraph that states as discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” on January 1, 2002 and Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001.

/s/    KPMG LLP

Philadelphia, Pennsylvania

December 19, 2003